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                                                                    Exhibit 99.1

                SEVENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

         THIS SEVENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT ("Amendment"), made effective as of this 29th day of October, 2007, by and between DEACON ENTERPRISES, INC., a Michigan Corporation, whose address is 600 South Deacon, Detroit, Michigan 48217 ("Seller"), and VOYAGER PETROLEUM, INC., a Nevada corporation, whose address is 123 East Ogden Avenue-Suite 102A, Hinsdale, IL 60521, ("Purchaser"). Seller and Purchaser are also each individually referred to as a "Party" and collectively as the "Parties".

                              W I T N E S S E T H:

         WHEREAS, on January 19, 2007 Seller and Purchaser entered into a Purchase and Sale Agreement (the "Agreement") for land situated in the City of Detroit, County of Wayne, and State of Michigan (the "Property"); and

         WHEREAS, Seller and Purchaser have previously executed six amendments to the Agreement; and

         WHEREAS, Seller and Purchaser recently discovered that consent was needed from Buckeye Terminals, LLC, a Delaware limited liability company ("Buckeye"), in order for the Purchaser to use an easement to access the Property as provided in an Easement Agreement recorded by the Wayne County Register of Deeds beginning at Liber 24793, Page 808 and Liber 24793, Page 811 of the Wayne County Land Records (the "Easement"); and

         WHEREAS, Seller and Purchaser desire to amend the Agreement;

         NOW THEREFORE, Seller and Purchaser agree as follows:

1. Extension of Inspection Period. Purchaser's right to inspect and evaluate the Property and otherwise determine whether Purchaser shall purchase the Property (the "Inspection Period") shall be extended until December 31, 2007 at 5:00 p.m. EST without additional cost to Purchaser. However, the Deposit is nonrefundable to Purchaser, and if Purchaser does not purchase the Property, Seller shall be entitled to retain the Deposit.

2. Closing. If Closing does not occur by December 31, 2007, Seller may terminate the Agreement, and neither Party shall have any further obligation to the other. However, if the Parties proceed to Closing, at any time, the Deposit shall be applied to the Purchase Price.

3. Counterparts and Facsimile. This Amendment may be executed in any number of counterparts all of which when taken together, shall constitute one in the same instrument. Facsimile signatures and e-mailed PDF versions of signatures shall be deemed originals for the purposes of execution and delivery of this Amendment.

         The parties have executed this Seventh Amendment on the day and date first above written.

SELLER:                                     PURCHASER:

DEACON ENTERPRISES, INC.                    VOYAGER PETROLEUM, INC.


By:   /s/ Verlin Eppert                     By:   /s/ Sebastien C. DuFort
   ---------------------------------           ---------------------------------
VERLIN EPPERT, President                    SEBASTIEN DUFORT, President